Exhibit 99.1

AT THE COMPANY
Brenda Abuaf, Director of Corporate Communications

(800) 831-4826

CHARTERMAC NAMES ROBERT L. LEVY CHIEF FINANCIAL OFFICER

NEW YORK, NY – November 28, 2006 – CharterMac (the “Company”) (NYSE: CHC) today announced that the Board of Trustees has named Robert L. Levy the Chief Financial Officer of the Company. Mr. Levy has served as the Director of Capital Markets since joining CharterMac in 2001. Alan P. Hirmes, CharterMac’s existing Chief Financial Officer, will step down from his position and will remain the Chief Operating Officer of the Company. In addition, Matthew J. Stern will assume Mr. Levy’s current role as Director of Capital Markets. Mr. Stern will report directly to Mr. Levy.

“Rob Levy will be an excellent Chief Financial Officer for CharterMac and the Board and I are extremely pleased that he will be taking on this new role at the Company,” stated Marc D. Schnitzer, Chief Executive Officer and President of CharterMac. “Throughout his career, Rob has been involved in a broad range of capital markets and investment banking activities and he has developed many of CharterMac’s existing capital markets programs. Rob’s proven management skills and leadership abilities will serve him well in his new position. We are also fortunate that Matt Stern, a very talented professional, will step into Rob’s capital markets role. Matt’s extensive experience will ensure a seamless transition as Rob assumes his new responsibilities.”

“Alan Hirmes has spent close to 25 years building our Company and has served in many positions throughout his tenure,” continued Mr. Schnitzer. “At this point in his career, Alan has decided to scale back his responsibilities within our organization. The Board and I are very pleased that Alan will continue in his leadership role as the Chief Operating Officer and we know that he will be an invaluable resource to Rob Levy as Rob builds upon the finance and accounting platform that Alan has put in place.”

Upon being appointed Chief Financial Officer, Mr. Levy entered into a five year contract with the Company. Mr. Levy brings over 18 years of real estate finance experience to his new position. Prior to joining CharterMac in 2001, Mr. Levy was a Vice President in the Real Estate Equity Research and Investment Banking Departments at Robertson Stephens, an investment banking firm in San Francisco.  Prior to 1998, Mr. Levy was employed by Prudential Securities in the Real Estate Equity Research Group and at the Prudential Realty Group, the real estate investment arm of the Prudential Insurance Company.  He received his Masters in Business Administration from the Leonard N. Stern School of Business at New York University and his Bachelor of Arts from Northwestern University.

Mr. Stern, a Senior Vice President of the Company, has been with CharterMac’s capital markets department since May of 2006 and had previously worked for the Company in the tax credit fund management division from 1997 - 2001. Prior to rejoining CharterMac, Mr. Stern worked in the investment banking division of Lehman Brothers focusing on mergers and acquisition as well as a variety of financing transactions.  He received his Masters in Business Administration with Distinction from the Leonard N. Stern School of Business at New York University and his Bachelor of Arts degree (magna cum laude with Distinction) from the University of Pennsylvania.

About the Company

CharterMac, through its subsidiaries, is one of the nation's leading full-service real estate finance companies. CharterMac offers capital solutions to developers and owners of properties throughout the country and quality real estate investment products to institutional and retail investors. For more information, please visit CharterMac's website at http://www.chartermac.com or contact the Investor Relations Department directly at 800-831-4826.

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Certain statements in this document may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are detailed in CharterMac's most recent Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission, and include, among others, adverse changes in the real estate markets including, among other things, competition with other companies; interest rate fluctuations; general economic and business conditions, which will, among other things, affect the availability and credit worthiness of prospective tenants, lease rents and the terms and availability of financing for properties financed by mortgage revenue bonds we own; environment/safety requirements; changes in applicable laws and regulations; our tax treatment, the tax treatment of our subsidiaries and the tax treatment of our investments; risk of default associated with the mortgage revenue bonds and other securities held by us or our subsidiaries; risks associated with providing credit intermediation; risk of loss under mortgage banking loss sharing agreements; the risk that relationships with key investors and developers may not continue; our ability to generate fee income may not continue; and risks related to the form and structure of our financing arrangements. Such forward-looking statements speak only as of the date of this document. CharterMac expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in CharterMac's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.

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